UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  January 4, 2017

RESONANT INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36467	45-4320930
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

110 Castilian Drive, Suite 100
Goleta, California	93117
(Address of Principal Executive Offices)	(Zip Code)

(805) 308-9803

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                             Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 4, 2017, Resonant Inc. entered into a Standard Multi-Tenant Office Lease - Gross, dated as of December 16, 2016 (the “Lease”), with SeaBreeze I Venture - TIC (“SeaBreeze”) for approximately 5,250 square feet of office space in Burlingame, California to serve as a satellite office for employees residing in the San Francisco Bay area. The initial base rent under the Lease is approximately $16,700 per month, and is subject to escalation over the term of the Lease.  We also are responsible for our pro rata share of certain operating expenses and taxes associated with the office building in which the premises are located.  The term of the Lease will commence on the latter of February 1, 2017 or substantial completion of tenant improvements and delivery of the premises to us, and will expire on January 31, 2022.  We have an option to renew the Lease for an additional two-year term.

We currently lease office space at the same address pursuant to a lease with SeaBreeze dated November 11, 2013, as amended on May 5, 2015.  The original lease term expired on November 30, 2016, and we continue to occupy these premises on a month-to-month basis.  We will vacate these premises when we move into the new office space upon commencement of the Lease.

The foregoing summary of the Lease is qualified in its entirety by reference to the full text of the agreement, which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Standard Multi-Tenant Office Lease - Gross, dated December 16, 2016, between the Registrant and SeaBreeze I Venture - TIC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 5, 2017	Resonant Inc.

	By:	/s/ Jeff Killian
Jeff Killian
Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Standard Multi-Tenant Office Lease - Gross, dated December 16, 2016, between the Registrant and SeaBreeze I Venture - TIC.